EXHIBIT 10.1

BUSINESS MANAGEMENT AGREEMENT

THIS BUSINESS MANAGEMENT AGREEMENT (this "Agreement") is entered into as of January 7, 2010, by and between Senior Housing Properties Trust, a Maryland real estate investment trust (the "Company"), Reit Management & Research LLC, a Delaware limited liability company (the "Manager"), and, solely with respect to certain non-competition covenants in Section 15 of this Agreement, Barry M. Portnoy, Gerard M. Martin and Adam D. Portnoy.

WHEREAS, the Company and the Manager are parties to an Amended and Restated Advisory Agreement, dated as of January 1, 2006 (as amended, the "Original Agreement"), and Barry M. Portnoy, Gerard M. Martin and Adam D. Portnoy are parties to the Original Agreement solely with respect to certain covenants in Section 14 thereof; and

WHEREAS, the parties to the Original Agreement wish to amend and restate the Original Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree that the Original Agreement is hereby amended and restated to read in its entirety as follows:

1.  Engagement.  Subject to the terms and conditions hereinafter set forth, the Company hereby continues to engage the Manager to provide the management and real estate investment services contemplated by this Agreement with respect to the Company's business and real estate investments, and the Manager hereby accepts such continued engagement.

2.  General Duties of the Manager.  The Manager shall use its reasonable best efforts to present to the Company a continuing and suitable real estate investment program consistent with the real estate investment policies and objectives of the Company.  Subject to the supervision of the Company's Board of Trustees (the "Trustees"), the Manager shall:

(a)  provide research and economic and statistical data in connection with the Company's real estate investments and recommend changes in the Company's real estate investment policies when appropriate;

(b)  (i) investigate and evaluate investments in, or acquisitions or dispositions of, real estate and related interests, and financing and refinancing opportunities, (ii) make recommendations concerning specific investments to the Trustees, and (iii) evaluate and negotiate contracts with respect to the foregoing, in each case, on behalf of the Company and in the furtherance of the Company's real estate financing objectives;

(c)  investigate, evaluate and negotiate the prosecution and negotiation of any claims of the Company in connection with its real estate investments;

(d)  administer bookkeeping and accounting functions as are required for the management and operation of the Company, contract for audits and prepare or cause to be prepared such reports and filings as may be required by any governmental authority in connection with the ordinary conduct of the Company's business, and otherwise advise and assist the Company with its compliance with applicable legal and regulatory requirements, including without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended (said Code, as in effect from time to time, together with any regulations and rulings thereunder, being hereinafter referred to as the "Internal Revenue Code"), the securities and tax statutes of any jurisdiction in which the Company is obligated to file such reports, or the rules and regulations promulgated under any of the foregoing;

(e)  advise and assist in the preparation and filing of all offering documents (public and private), and all registration statements, prospectuses or other documents filed with the Securities and Exchange Commission (the "SEC") or any state (it being understood that the Company shall be responsible for the content of any and all of its offering documents and SEC filings (including without limitation those filings referred to in Section 2(d) hereof), and the Manager shall not be held liable for any costs or liabilities arising out of any misstatements or omissions in the Company's offering documents or SEC filings, whether or not material, and the Company shall promptly indemnify the Manager from such costs and liabilities);

(f)  retain counsel, consultants and other third party professionals on behalf of the Company;

(g)  provide internal audit services as hereinafter provided;

(h)  advise and assist with the Company's risk management and oversight function;

(i)  to the extent not covered above, advise and assist the Company in the review and negotiation of the Company's contracts and agreements, coordination and supervision of all third party legal services and oversight of processing of claims by or against the Company;

(j)  advise and assist the Company with respect to the Company's public relations, preparation of marketing materials, internet website and investor relations services;

(k)  provide office space, office equipment and the use of accounting or computing equipment when required;

(l)  advise and assist with respect to:  the design, operation and maintenance of network infrastructure, including telephone and data transmission lines, voice mail, facsimile machines, cellular phones, pager, etc.; and local area network and wide area network communications support; and

(m)  provide personnel necessary for the performance of the foregoing services.

In performing its services under this Agreement, the Manager may utilize facilities, personnel and support services of various of its affiliates.  The Manager shall be responsible for paying such affiliates for their personnel and support services and facilities out of its own funds unless otherwise approved by a majority vote of the Independent Trustees (the "Independent Trustees"), as defined in the Company's Bylaws, as in effect from time to time (the "Bylaws").  Notwithstanding the foregoing, fees, costs and expenses of any third party which is not an affiliate of the Manager retained as permitted hereunder are to be paid by the Company.  Without limiting the foregoing sentence, any such fees, costs or expenses referred to in the immediately preceding sentence which may be paid by the Manager shall be reimbursed to the Manager by the Company promptly following submission to the Company of a statement of any such fees, costs or expenses by the Manager.

Notwithstanding anything herein, it is understood and agreed that the duties of, and services to be provided by, the Manager pursuant to this Agreement shall not include any investment management or related services with respect to any assets of the Company as the Company may wish to allocate from time to time to investments in "securities" (as defined in the Investment Advisers Act of 1940, as amended).

In performing its services hereunder with respect to the Company, the Manager shall adhere to, and shall require its officers and employees in the course of providing such services to the Company to adhere to, the Company's Code of Business Conduct and Ethics, as in effect from time to time.  In addition, the Manager shall make available to its officers and employees providing such services to the Company the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters relating to the Company and for the confidential, anonymous submission by such officers and employees of concerns regarding questionable accounting or auditing matters relating to the Company, as set forth in the Company's Procedures for Handling Concerns or Complaints about Accounting, Internal Accounting Controls or Auditing Matters, as in effect from time to time.

3.  Bank Accounts.  The Manager shall establish and maintain one or more bank accounts in its own name or in the name of the Company, and shall collect and deposit into the account or accounts and disburse therefrom any monies on behalf of the Company; provided that no funds in any account shall be commingled with any funds of the Manager or any other person or entity.  The Manager shall from time to time, or at any time requested by the Trustees, render an appropriate accounting of collections and payments to the Trustees and to the auditors of the Company.

4.  Records.  The Manager shall maintain appropriate books of account and records relating to this Agreement, which books of account and records shall be available for inspection by representatives of the Company upon reasonable notice during ordinary business hours.

5.  Information Furnished to Manager.  The Trustees shall at all times keep the Manager fully informed with regard to the real estate investment policies of the Company, the capitalization policy of the Company, and generally the Trustees' then-current intentions as to the future of the Company.  In particular, the Company shall notify the Manager promptly of its intention to sell or otherwise dispose of any of the Company's real estate investments or to make any new real estate investment.  The Company shall furnish the Manager with such information with regard to its affairs as the Manager may from time to time reasonably request. The Company shall retain legal counsel and accountants to provide legal and accounting advice and services as the Manager or the Trustees shall deem necessary or appropriate to adequately perform the functions of the Company, and shall have legal or accounting opinions and advice as the Manager or the Trustees shall reasonably request.

6.  REIT Qualification; Compliance with Law and Organizational Documents.  Anything else in this Agreement to the contrary notwithstanding, the Manager shall refrain from any action (including, without limitation, the furnishing or rendering of services to tenants of property or managing real property) which, in its judgment made in good faith, or in the judgment of the Trustees as transmitted to the Manager in writing, would (a) adversely affect the qualification of the Company as a real estate investment trust as defined and limited in the Internal Revenue Code or which would make the Company subject to the Investment Company Act of 1940, as amended (the "1940 Act"), (b) violate any law or rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or over its securities, or (c) not be permitted by the Company's Declaration of Trust or Bylaws, except if the action shall be ordered by the Trustees, in which event the Manager shall promptly notify the Trustees of the Manager's judgment that the action would adversely affect such qualification, make the Company subject to the 1940 Act or violate any such law, rule, regulation or policy, or the Company's Declaration of Trust or Bylaws and shall refrain from taking the action pending further clarification or instructions from the Trustees.  In addition, the Manager shall take affirmative steps which, in its judgment made in good faith, or in the judgment of the Trustees as transmitted to the Manager in writing, would prevent or cure any action described in (a), (b) or (c) above.

7.  Self-Dealing.  Neither the Manager nor any affiliate of the Manager shall, directly or indirectly, sell any property or assets to the Company or purchase any property or assets from the Company, lease any property from the Company or borrow any money from the Company, except as approved by a majority of the Independent Trustees (or otherwise pursuant to the Declaration of Trust or Bylaws).  In addition, except as otherwise provided in Sections 2, 10 or 11 hereof, or except as approved by a majority of the Independent Trustees (or otherwise pursuant to the Declaration of Trust or Bylaws), neither the Manager nor any affiliate of the Manager shall receive any commission or other remuneration, directly or indirectly, in connection with the activities of the Company or any joint venture or partnership in which the Company is a party.

8.  No Partnership or Joint Venture.  The Company and the Manager are not partners or joint venturers with each other and neither the terms of this Agreement nor the fact that the Company and the Manager have joint interests in any one or more investments, ownership or other interests in any one or more entities or may have common officers or employees or a tenancy relationship shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

9.  Fidelity Bond.  The Manager shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

10.  Compensation.  The Manager shall be paid a management fee (the "Management Fee") for the services rendered by it to the Company pursuant to this Agreement.  The Management Fee for each full fiscal year of the Company shall equal the sum of one-half of one percent (0.5%) of the Annual Average Transferred Assets (as defined below), plus seven-tenths of one percent (0.7%) of the Annual Average Invested Capital (as defined below) up to $250,000,000, plus one-half of one percent (0.5%) of the Annual Average Invested Capital equal to or exceeding $250,000,000.  The Management Fee shall be prorated for any partial fiscal year of the Company during the term of this Agreement.  In addition, the Manager shall be paid an annual incentive fee (the "Incentive Fee") for each fiscal year of the Company, consisting of a number of shares of the Company's common shares of beneficial interest ("Common Shares") with an aggregate value (determined as provided below) equal to fifteen percent (15%) of the product of (i) the weighted average Common Shares outstanding on a diluted basis during such fiscal year and (ii) the excess if any of the FFO Per Share (as defined below) for such fiscal year over the FFO Per Share for the preceding fiscal year; provided however, in no event shall the Incentive Fee payable in respect of any fiscal year exceed $.02 multiplied by the weighted average number of Common Shares outstanding on a diluted basis during such fiscal year. (The Management Fee and Incentive Fee are hereinafter collectively referred to as the "Fees.")

For purposes of this Agreement:  (a) "Annual Average Transferred Assets" of the Company, for any fiscal year, means the daily weighted average during such fiscal year of the aggregate book value of the Transferred Assets (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), before reserves for depreciation, amortization, impairment charges or bad debts and other similar noncash items; (b) "Annual

Average Invested Capital" of the Company, for any fiscal year, means the daily weighted average during such fiscal year of the aggregate historical cost of the consolidated assets of the Company, excluding the Transferred Assets, invested, directly or indirectly, in equity interests in and loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), before reserves for depreciation, amortization, impairment charges or bad debts and other similar noncash items; (c) "FFO Per Share" for any fiscal year, means (i) the Company's consolidated net income, computed in accordance with generally accepted accounting principles in the United States, before gain or loss on sale of properties, acquisition costs and extraordinary items, depreciation, amortization, impairment charges and other non-cash items, including the Company's pro rata share of the funds from operations (determined in accordance with this clause) for such fiscal year of (A) any unconsolidated subsidiary and (B) any entity for which the Company accounts by the equity method of accounting, divided by (ii) the weighted average number of Common Shares outstanding on a diluted basis during such fiscal year; and (d) "Transferred Assets" means the assets owned by the Company and its subsidiaries as of October 12, 1999.

Notwithstanding anything in this Section 10 to the contrary, with respect to any properties acquired by the Company pursuant to the Purchase Agreements (as defined below), the assets included in the determination of Annual Average Invested Capital for each such property on the date of acquisition shall equal the undepreciated gross book value thereof on the books of HRPT Properties Trust immediately prior to acquisition of such property by the Company (including acquisition related costs and costs which may be allocated to intangibles or are unallocated) and all subsequent adjustments shall be based on that initial book value.  For purposes of this Agreement, "Purchase Agreements" shall mean the various purchase and sale agreements, all dated as of May 5, 2008, pursuant to which the Company contracted to buy from HRPT Properties Trust and/or certain of its subsidiaries certain medical office buildings, clinics and biomedical, pharmaceutical and laboratory buildings.

Unless the Company and the Manager otherwise agree, the Management Fee shall be computed and payable by the Company on a year to date basis within thirty (30) days following the end of each fiscal month.  These computations shall be based upon the Company's monthly or quarterly financial statements, as the case may be, and shall be in reasonable detail.  The Incentive Fee shall be computed and payable by the Company within thirty (30) days following the public availability of the Company's annual audited financial statements for each fiscal year.  A copy of the computations shall promptly be delivered to the Manager accompanied by payment of the Fees shown thereon to be due and payable.

The aggregate Fees payable for each fiscal year shall be subject to adjustment as of the end of that year.  On or before the 30th day after public availability of the Company's annual audited financial statements for each fiscal year, the Company shall deliver to the Manager an Officer's Certificate (a "Certificate") reasonably acceptable to the Manager and certified by an authorized officer of the Company setting forth (i) the Annual Average Transferred Assets, the Annual Average Invested Capital and the FFO Per Share for the Company's fiscal year ended upon the immediately preceding December 31, and (ii) the Company's computation of the Fees payable for the fiscal year.

If the aggregate Fees payable for any fiscal year as shown in the Certificate exceed the aggregate amounts previously paid by the Company, the Company shall pay the deficit to the Manager at the time of delivery of the Certificate.

If the aggregate Fees payable for any fiscal year as shown in the Certificate are less than the aggregate amounts previously paid by the Company, the Company shall specify in the Certificate whether the Manager should (i) refund to the Company an amount equal to the difference or (ii) grant the Company a credit against the Fees next coming due in the amount of the difference until that amount has been fully paid or otherwise discharged.

Payment of the Incentive Fee shall be made by issuance of Common Shares. The number of shares to be issued in payment of the Incentive Fee shall be the whole number of shares (disregarding any fraction) equal to the value of the Incentive Fee, as provided above, divided by the average closing price of the Common Shares on the New York Stock Exchange during the month before the end of the fiscal year for which the computation is made.

11.  Additional Services.

(a)  The Manager shall provide to the Company an internal audit function meeting applicable requirements of the New York Stock Exchange and the Securities and Exchange Commission and otherwise in scope approved by the Audit Committee of the Board of Trustees of the Company.  As additional compensation payable pursuant to Section 10 to the Manager for such additional services, the Company agrees to reimburse the Manager, within 30 days of the receipt of the invoice therefor, for a pro rata share (as agreed to by the Independent Trustees from time to time) of the following costs of the Manager:

(i)  employment expenses of the Manager's internal audit manager and other employees of the Manager actively engaged in providing internal audit services, including but not limited to salary, wages, payroll taxes and the cost of employee benefit plans; and

(ii)  the reasonable travel and other out-of-pocket expenses of the Manager relating to the activities of the Manager's internal audit manager and other of the Manager's employees actively engaged in providing internal audit services and the reasonable third party expenses which the Manager incurs in connection with its provision of internal audit services.

(b)  If, and to the extent that, the Company shall request the Manager to render services on behalf of the Company other than those required to be rendered by the Manager in accordance with the terms of this Agreement, those additional services shall be compensated separately on terms to be agreed upon between the Manager and the Company from time to time.  In addition, the Company may make awards to the employees of the Manager and others under the Company's Incentive Share Award Plan then in effect or any plan adopted by the Company from time to time in replacement thereof.

12.  Expenses of the Manager. Without regard to and without limiting the compensation received by the Manager from the Company pursuant to this Agreement and except to the extent provided by Sections 2, 10 or 11, the Manager shall bear the following expenses incurred in connection with the performance of its duties under this Agreement:

(a)  employment expenses of the personnel employed by the Manager, including, but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans;

(b)  fees and travel and other expenses paid to directors, officers and employees of the Manager, except fees and travel and other expenses of persons who are trustees or officers of the Company incurred in their capacities as trustees or officers of the Company;

(c)  rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses of the Manager, except to the extent those expenses may relate solely to an office maintained by the Company separate from the office of the Manager; and

(d)  miscellaneous administrative expenses relating to performance by the Manager of its obligations hereunder.

13.  Expenses of the Company.  Except as expressly otherwise provided in this Agreement, the Company shall pay all its expenses not payable by the Manager, and, without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company shall be paid by the Company and shall not be paid by the Manager:

(a)  the cost of borrowed money;

(b)  taxes on income and taxes and assessments on real and personal property, if any, and all other taxes applicable to the Company;

(c)  legal, auditing, accounting, underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and stock exchange listing of the Company's securities, including transfer agent's, registrar's and indenture trustee's fees and charges;

(d)  expenses of organizing, restructuring, reorganizing or terminating the Company, or of revising, amending, converting or modifying the Company's organizational documents;

(e)  fees and travel and other expenses paid to trustees and officers of the Company in their capacities as such (but not in their capacities as officers or employees of the Manager) and fees and travel and other expenses paid to advisors, contractors, mortgage servicers, consultants, and other agents and independent contractors employed by or on behalf of the Company;

(f)  expenses directly connected with the investigation, acquisition, disposition or ownership of real estate interests or other property (including third party property diligence costs, appraisal reporting, the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair, improvement and local management of property), other than expenses with respect thereto of employees of the Manager, to the extent that such expenses are to be borne by the Manager pursuant to Section 12 above;

(g)  all insurance costs incurred in connection with the Company (including officer and trustee liability insurance) or in connection with any officer and trustee indemnity agreement to which the Company is a party;

(h)  expenses connected with payments of dividends or interest or contributions in cash or any other form made or caused to be made by the Trustees to holders of securities of the Company;

(i)  all expenses connected with communications to holders of securities of the Company and other bookkeeping and clerical work necessary to maintaining relations with holders of securities, including the cost of preparing, printing, posting, distributing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Company's securities;

(j)  legal, accounting and auditing fees and expenses, other than those described in subsection (c) above;

(k)  filing and recording fees for regulatory or governmental filings, approvals and notices to the extent not otherwise covered by any of the foregoing items of this Section 13;

(l)  expenses relating to any office or office facilities maintained by the Company separate from the office of the Manager; and

(m)  the costs and expenses of all equity award or compensation plans or arrangements established by the Company, including the value of awards made by the Company to the Manager or its employees, if any.

14.  Limits of Manager Responsibility; Indemnification; Company Remedies.  The Manager assumes no responsibility other than to render the services described herein in good faith and shall not be responsible for any action of the Trustees in following or declining to follow any advice or recommendation of the Manager.  The Manager, its shareholders, directors, officers, employees, agents and affiliates will not be liable to the Company, its shareholders, or others, except by reason of acts constituting bad faith, willful or wanton misconduct or gross negligence in the performance of its obligations hereunder.  The Company shall reimburse, indemnify and hold harmless the Manager, its shareholders, directors, officers and employees, and its agents and affiliates for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, all reasonable attorneys', accountants' and experts' fees and expenses) in respect of or arising from any acts or omissions of the Manager with respect to the provision of services by it or performance of its obligations in connection with this Agreement or performance of other matters pursuant to specific instruction by the Trustees, except to the extent such provision or performance was in willful bad faith or grossly negligent.  Without limiting the foregoing, the Company shall promptly advance expenses incurred by the indemnitees referred to in this section for matters referred to in this section, upon request for such advancement.

15.  Other Activities of the Manager and its Shareholders.  Nothing herein shall prevent the Manager from engaging in other activities or businesses or from acting as manager to any other person or entity (including other real estate investment trusts) even though such person or entity has investment policies and objectives similar to those of the Company; provided, however, that none of the Manager, Barry M. Portnoy, Gerard M. Martin nor Adam D. Portnoy shall provide management services to, make competitive direct investment in or, in the case of Barry M. Portnoy, Gerard M. Martin and Adam D. Portnoy, serve as a director or officer of, any other real estate investment trust which is principally engaged in the business of ownership of Senior Properties (as defined below) without the consent of a majority of the Independent Trustees.  The Company acknowledges that the Manager manages real estate investment trusts and other entities (including, as of the date of this Agreement, HRPT Properties Trust, Hospitality Properties Trust, Government Properties Income Trust, Five Star Quality Care, Inc. and TravelCenters of America LLC) and that the Manager shall be free from any obligation to present to the Company any particular investment opportunity which comes to the Manager and that the Manager is not required to present the Company with opportunities to invest in properties that are primarily of a type that are the investment focus of another person or entity now or in the future managed by the Manager.  In addition, except as expressly provided herein, nothing herein shall prevent any shareholder or affiliate of the Manager from engaging in any other business or from rendering services of any kind to any other corporation, partnership or other entity (including competitive business activities).  The Company acknowledges and agrees that the Manager has certain interests that may be divergent from those of the Company.  The parties agree that these relationships and interests shall not affect either party's rights and obligations under this Agreement.  Without limiting the foregoing provisions, the Manager agrees, upon the request of any trustee of the Company, to disclose certain real estate investment information concerning the Manager or certain of its affiliates; provided, however, that the disclosure shall be required only if it does not constitute a breach of any fiduciary duty or obligation of the Manager, and the Company shall be required to keep such information confidential.

Directors, officers, employees and agents of the Manager or of its affiliates may serve as Trustees, officers, employees, agents, nominees or signatories of the Company.  When executing documents or otherwise acting in capacities for the Company, these persons shall use their respective titles in the Company.

For purposes of this Agreement, "Senior Properties" shall mean senior apartments, congregate communities, assisted living properties, nursing homes or other healthcare properties, including medical office buildings, clinics and biomedical, pharmaceutical and laboratory buildings, but excluding mixed use properties where medical office, clinic, biomedical, pharmaceutical or laboratory use is under 50% (determined by rentable square footage, excluding common areas), and further provided usual office use by a tenant with a medical based business shall not constitute medical use.

16.  Term, Termination.  This Agreement shall continue in force and effect until December 31, 2010, and shall be automatically renewed for successive one year terms annually thereafter unless notice of non-renewal is given by the Company or the Manager before the end of the term.  It is expected that the terms and conditions may be reviewed by the Independent Trustees of the Compensation Committee of the Board of Trustees of the Company at least annually.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated by either party hereto upon sixty (60) days' written notice to the other party, pursuant to, in the case of a termination by the Company, a majority vote of the Independent Trustees or, in the case of a termination by the Manager, by a majority vote of the directors of the Manager.

Section 17 hereof shall govern the rights, liabilities and obligations of the parties upon termination of this Agreement; and, except as provided in Sections 14 and 17, a termination shall be without further liability of either party to the other, other than for breach or violation of this Agreement prior to termination.

17.  Action Upon Termination.  From and after the effective date of any termination of this Agreement pursuant to Section 16 hereof, the Manager shall be entitled to no compensation for services rendered hereunder for the remainder of the then-current term of this Agreement, but shall be paid, on a pro rata basis, all compensation due for services performed prior to the effective date of such termination, including, without limitation, a pro rata portion of the then current year's Incentive Fee.  Upon termination, the Manager immediately shall:

(a)  pay over to the Company all monies collected and held for the account of the Company by it pursuant to this Agreement, after deducting therefrom any accrued and unpaid Fees (including, without limitation, a pro rata portion of the then current year's Incentive Fee, and reimbursements for its expenses to which it is then entitled);

(b)  deliver to the Trustees a full and complete accounting, including a statement showing all sums collected by it and a statement of all sums held by it for the period commencing with the date following the date of its last accounting to the Trustees; and

(c)  deliver to the Trustees all property and documents of the Company then in its custody or possession.

The amount of Fees paid to the Manager upon termination shall be subject to adjustment pursuant to the following mechanism.  On or before the 30th day after public availability of the Company's annual audited financial statements for the fiscal year in which termination occurs, the Company shall deliver to the Manager a Certificate reasonably acceptable to the Manager and certified by an authorized officer of the Company setting forth (i) the Annual Average Transferred Assets, the Annual Average Invested Capital and the FFO Per Share for the Company's fiscal year ended upon the immediately preceding December 31, and (ii) the Company's computation of the Fees (including, without limitation, a pro rata portion of the then current year's Incentive Fee) payable upon the date of termination.

If the annual Fees owed upon termination as shown in the Certificate exceed the Fees paid by the Company upon termination, the Company shall include its check for the deficit and deliver the same to the Manager with the Certificate. The Incentive Fee for any partial fiscal year will be determined by multiplying the Incentive Fee for such year (assuming this Agreement were in effect for the entire year) by a fraction, the numerator of which is the number of days in the portion of such year during which this Agreement was in effect, and the denominator of which shall be 365.

If the annual Fees owed upon termination as shown in the Certificate are less than the Fees paid by the Company upon termination, the Manager shall remit to the Company its check in an amount equal to the difference.

18.  Trustee Action.  Wherever action on the part of the Trustees is contemplated by this Agreement, action by a majority of the Trustees, including a majority of the Independent Trustees, shall constitute the action provided for herein.

19.  TRUSTEES AND SHAREHOLDERS NOT LIABLE.  THE DECLARATION OF TRUST, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS, IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND PROVIDES THAT THE NAME SENIOR HOUSING PROPERTIES TRUST REFERS TO THE TRUSTEES COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY.  NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY.  ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

20.  Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission, on the next business day if transmitted by a nationally recognized overnight courier or on the third business day following mailing by first class mail, postage prepaid, in each case as follows (or at such other United States address or facsimile number for a party as shall be specified by like notice):

If to the Company:

Senior Housing Properties Trust
400 Centre Street
Newton, Massachusetts 02458
Attention: President
Facsimile No.:  (617) 796-8349

If to the Manager:

Reit Management & Research LLC
400 Centre Street
Newton, Massachusetts 02458
Attention: President
Facsimile No.:  (617) 928-1305

21.  Amendments.  This Agreement shall not be amended, changed, modified, terminated, or discharged in whole or in part except by an instrument in writing signed by each of the parties hereto, or by their respective successors or assigns, or otherwise as provided herein.

22.  Assignment.  Neither party may assign this Agreement or its rights hereunder or delegate its duties hereunder without the written consent of the other party, except in the case of an assignment or delegation by the Manager to a corporation, partnership, limited liability company, association, trust, or other successor entity which may take over the property and carry on the affairs of the Manager and which remains under the control of one or more persons who controlled the operations of the Manager immediately prior to such assignment or delegation.

23.  No Third Party Beneficiary.  Except as otherwise provided in Section 26(i), no person or entity other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

24.  Successors and Assigns.  This Agreement shall be binding upon any successors or permitted assigns of the parties hereto as provided herein.

25.  Governing Law.  The provisions of this Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

26.  Arbitration.

(a)  Any disputes, claims or controversies between the parties (i) arising out of or relating to this Agreement or the provision of services by the Manager pursuant to this Agreement, or (ii) brought by or on behalf of any shareholder of the Company (which, for purposes of this Section 26, shall mean any shareholder of record or any beneficial owner of shares of the Company, or any former shareholder of record or beneficial owner of shares of the Company), either on his, her or its own behalf, on behalf of the Company or on behalf of any series or class of shares of the Company or shareholders of the Company against the Company or any trustee, officer, manager (including Reit Management & Research LLC or its successor), agent or employee of the Company, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, the Declaration of Trust or the Bylaws (all of which are referred to as "Disputes"), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") then in effect, except as those Rules may be modified in this Section 26.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, officers or managers of the Company and class actions by a shareholder against those individuals or entities and the Company.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

(b)  There shall be three arbitrators.  If there are only two parties to the Dispute, each party shall select one arbitrator within 15 days after receipt by respondent of a copy of the demand for arbitration.  Such arbitrators may be affiliated or interested persons of such parties.

If either party fails to timely select an arbitrator, the other party to the Dispute shall select the second arbitrator who shall be neutral and impartial and shall not be affiliated with or an interested person of either party.  If there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator.  Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either all claimants or all respondents fail to timely select an arbitrator then such arbitrator (who shall be neutral, impartial and unaffiliated with any party) shall be appointed by the parties who have appointed the first arbitrator.  The two arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within 15 days of the appointment of the second arbitrator.  If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)  The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)  There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

(e)  In rendering an award or decision (the "Award"), the arbitrators shall be required to follow the laws of The Commonwealth of Massachusetts.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

(f)  Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys' fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys' fees) or, in a derivative case or class action, award any portion of the Company's award to the claimant or the claimant's attorneys.  Each party (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

(g)  An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(h)  Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

(i)  This Section 26 is intended to benefit and be enforceable by the shareholders, directors, officers, managers (including the Manager or its successor), agents or employees of the Company and the Company and shall be binding on the shareholders of the Company and the Company, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

27.  Consent to Jurisdiction and Forum.  This Section 27 is subject to, and shall not in any way limit the application of, Section 26; in case of any conflict between this Section 27 and Section 26, Section 26 shall govern.  The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Boston, Massachusetts.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 20 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

28.  Captions.  The captions included herein have been inserted for ease of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

29.  Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and cancels any pre-existing agreements with respect to its subject matter.

30.  Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

31.  Survival.  The provisions of Sections 2 (limited to the obligation of the Company to indemnify the Manager for matters provided thereunder), 14, 15 (limited to the obligations of the Company to keep information provided to the Company by the Manager confidential as provided in the last proviso in such Section), 16 (limited to the last paragraph of such Section), 17, 19, 20, 23, 24, 25, 26, 27, 30 and 31 of this Agreement shall survive the termination hereof.

32.  Other Agreements. The parties hereto are also parties to an Amended and Restated Property Management Agreement, dated as of the date hereof, as in effect from time to time (the "Property Management Agreement").  The parties agree that this Agreement does not include or otherwise address the rights and obligations of the parties under the Property Management Agreement and that the Property Management Agreement provides for its own separate rights and obligations of the parties thereto, including, without limitation separate compensation payable by the Company and the other Owners (as defined in the Property Management Agreement) to the Manager thereunder for services to be provided by the Manager pursuant to the Property Management Agreement.

[Signature Page To Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Business Management Agreement to be executed as an instrument under seal by their duly authorized officers, as of the day and year first above written.

SENIOR HOUSING PROPERTIES TRUST

By: /s/ David J. Hegarty Name: David J. Hegarty Title: President and Chief Operating Officer

REIT MANAGEMENT & RESEARCH LLC

By: /s/ David M. Lepore Name: David M. Lepore Title: Senior Vice President

SOLELY AS TO SECTION 15 HEREOF:

/s/ Barry M. Portnoy
Barry M. Portnoy

/s/ Gerard M. Martin
Gerard M. Martin

/s/ Adam D. Portnoy
Adam D. Portnoy